Exhibit 99.2

VASCO Data Security International, Inc.

Q2 2012 Earnings Conference Call

Prepared Remarks

July 26, 2012

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I would like Jochem Binst, VASCO’s Director of Corporate Communications, to brief all of you on “Forward Looking Statements.”

Comments by Jochem Binst:

Thank you, Ken.

Ladies and gentlemen,

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

At this time I will turn the call back over to Ken.

General Comments – Ken Hunt

Thank you, Jochem.

Today, we are going to review the results for second quarter, 2012. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Overall, we are very satisfied with our Q2 performance.

Q2 revenues were $46.6 million, an increase of approximately 11% compared to the second quarter of 2011. Q2 2012 was our 38th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 63% of revenue, an improvement of 2 percentage points over the second quarter of 2011. Our operating income from continuing operations was approximately 19% of revenue for the quarter, an improvement of almost 10 percentage points over the second quarter of 2011.

At June 30, 2012 our net cash balance was $85.1 million, an increase of $648 thousand over our balance at December 31, 2011, and we had $118.0 million in working capital. This strong cash position and strong balance sheet is an important tool to support VASCO’s further growth.

As I mentioned during previous calls, we have two important priorities in 2012.

1.	To fortify and enhance the strong position in our core business.

2.	And, to develop our Services business.

The results of our core business continue to be very positive. We have demonstrated with our performance in Q2 that the somewhat lower results in Q1 2012 were temporary, caused by the historical lumpiness of our banking business and manufacturing weakness due to the Chinese New Year, which reduced our available manufacturing days for the quarter. Our enterprise and application security business continues to show steady growth, thanks to previous years’ investments in people and products. We have not seen any slowing down of our core business. To the contrary, our cumulative order intake through the first six months of 2012 has been substantially stronger than the same period last year, and in fact, the strongest first six months in the company’s history. We started the year with a backlog that was lower than last year’s. At the end of Q2, we have closed that gap completely and are well underway to reach our 2012 guidance objectives.

Through the first half of 2012, it does not appear that the sovereign debt issue in the Euro zone has been a significant impediment for VASCO’s business. Our banking business in Europe is still going strong. We have also received orders from banks in countries where the sovereign debt issue seems to be most severe. A motivating factor for banks in many parts of the world is the fact that internet banking is a very low-cost and profitable application. The cost basis for internet banking is very low since banks can eliminate much of their investment in bricks, mortar and related staff. With VASCO, banks can offer their customers security combined with convenience. This is very appealing to many banks and their customers.

We also had excellent results from our Asia Pacific operations, driven by strong growth in banking and the government sector. Cliff will give you a little more information on our revenue per region.

During Q2, we officially launched MYDIGIPASS.COM and started to address the market with our hosted consumer authentication platform, which provides convenient and secure login services to various web applications.

Currently, we have over 200 web sites testing, integrating and/or using MYDIGIPASS.COM. I believe this is an impressive number considering the fact that we launched the platform in April of this year.

Going forward, we will take numerous actions to make MYDIPGIPASS.COM even more attractive for end users and web sites, including localized and translated versions of the portal, new options, functionalities, and more.

In 2012, we will concentrate on building a critical mass of MYDIGIPASS.COM enabled web sites and activated end users. We believe that we will generate the first meaningful revenue for our services offering in 2013.

We also expect that we will start providing additional metrics regarding the ramp up of our service business as part of our third quarter reporting processes.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Comments by Jan Valcke:

Thank you, Ken.

Ladies and gentlemen,

Q2 2012 was a good quarter. Results are good and the order intake stays strong.

As you know, our traditional business relies on a business mix of:

1.	the financial market, giving us high volume deals with lower margins, and

2.	the enterprise security and application security market, bringing us smaller deals with higher margins.

In Q2 our banking business was strong and our enterprise and application security business delivered another quarter of steady growth.

However, our overall gross margins were under some pressure due to our continued success in banking which produces good revenue, but lower gross margin.

As we have described before, our banking business often consists of large deals. The timing of these deals within a quarter defines whether the revenue can be recognized in that quarter. This produces the somewhat “lumpy” results quarter-to-quarter that we have to live with currently. We believe, however, that VASCO’s banking business is strong and has a lot of growth potential long-term. This is combined with our enterprise and application security business which is normally smaller deals, but higher gross margin. This creates a stream of orders that brings us steady, long term growth.

Our good performance in our traditional business allows us to invest in our own growth. This includes the launch of new products and the development and marketing of our services business model.

On April 23rd, we officially launched MYDIGIPASS.COM. We went to market immediately with a three-step approach.

1.	We aim at early adopters in the online b-to-b field,

2.	We use our market knowledge and references built up in the first step to address local market leaders in the b2b and the “paying” b2c sectors,

3.	We aim at global, market leading b2c internet companies and ASP’s.

Our current status is that:

1.	we are having a first batch of early adopters using MYDIGIPASS.COM,

2.	We are filling our pipeline with the local market leaders in b2b and paying b2c.

3.	We are talking to a number of global tier 1 companies about the implementation of MYDIGIPASS.COM

We keep strengthening our services offering.

Over the last couple of months we strengthened the compatibility of MYDIGIPASS.COM with some of the world’s leading e-commerce platforms such as Magento.

We also enhanced the reach of our dormant DIGIPASS, by announcing that Intel has implemented DIGIPASS into Ultrabook.

In the future, we will keep adding to our MYDIGIPASS.COM offering, starting in Q3.

Q2 2012 also brought us the launch of some fine new products, such as a new version of IDENTIKEY Appliance and a strengthening of our PKI product line with a new release of CertiID Suite and DIGIPASS KEY 202.

We do not plan on hiring substantial new staff in the short term. We invested strongly in people during the last couple of years. Our goal is now to make these people successful now that they are up to speed.

Thank you,

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As an overall comment to the discussion today, please note that the numbers being referenced today for the second quarter and first six months of 2011 have been restated to reflect the results of DigiNotar, which was declared bankrupt in the third quarter of 2011, as a discontinued operation.

As noted earlier by Ken, revenues for the second quarter of 2012 were $46.6 million, an increase of $4.5million or 11% from the second quarter of 2011. For the first six months, revenues were $78.9 million, an increase of $0.7 million or 1% from the comparable period in 2011.

The increase in revenue in the second quarter reflected a 10% increase in revenues from the banking market and a 17% increase in revenues from the enterprise and application security market. For the six months ended June 30, 2012, the increase reflected a 23% increase from the enterprise and application security market partially offset by a 3% decrease in revenues from the banking market.

It should also be noted that the comparison of revenues was impacted by changes in the exchange rates of the Euro and Australian dollar to the US dollar. We estimate that revenues were $1.7 million lower for the second quarter and $1.9 million lower for first six months of 2012 than they would have been had the exchange rates in 2012 been the same as in 2011.

The mix of revenues for the second quarter of 2012 was 83% from the banking market and 17% from the enterprise and application security market. The mix of revenues for the six months ended June 30, 2012 was 81% from the banking market and 19% from the enterprise and application security market. For both the second quarter and first six months of 2011, 84% of our revenue came from the banking market and 16% of our revenue came from the enterprise and application security market.

The geographic distribution of our revenue for the first six months of 2012 was approximately 64% from Europe, 7% from the U.S., 19% from Asia and the remaining 9% from other countries. Through the first six months of 2011, approximately 74% of our revenue was from Europe, 6% from the U.S., 6% from Asia and the remaining 13% was from other countries. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods. As discussed previously, the majority of our revenues are sustainable and repeatable by nature rather than recurring.

Our gross profit margins improved 2 to 3 percentage points in 2012 over 2011. Our gross profit margins were 63% and 65% of revenue for the second quarter and first six months of 2012, respectively, compared to 61% and 62% of revenue for the comparable periods in 2011. The increase in gross profit as a percentage of revenue for the second quarter of 2012 compared to 2011 primarily reflects:

•	an increase in revenues from the enterprise and application security market as a percentage of total revenue,

•	a decrease in the percentage of our total revenue that came from sales of card readers, and

•	a decrease in non-product costs associated with the customization and expedited delivery of products,

partially offset by

•	a decrease in the gross profit margin from the application security market as a result of an increase in the quantity of hardware products sold, and

•	a decrease in the gross profit margin due to the negative impact on revenue and gross profit of changes in foreign currency rates.

In addition to the factors impacting the comparison of second quarter of 2012 to 2011, the gross profit margin for the first six months of 2012 compared to 2011 also reflects an increase in non-hardware revenues as a percentage of total revenue.

As noted earlier, revenue from our enterprise and application security market, which generally has margins that are 20 to 30 percentage points higher than the banking market, was 17% and 19% of our total revenue for the second quarter and the first six months of 2012, respectively, compared to 16% for both the second quarter and first six months of 2011.

Card readers, which can have a lower gross profit margin that is approximately 10 to 20 percentage points lower than other hardware-related margins due to competitive pricing pressures, were 13% of our revenue for both the second quarter and first six months of 2012, respectively, compared to 27% and 22% for the second quarter and first six months of 2011, respectively.

The decline in gross profit margin on revenues from the enterprise and application security market for the second quarter and first six months of 2012 compared to 2011reflected an increase in the quantity of hardware products sold. The reduction in the gross profit margin related to the larger orders is consistent with our approach to pricing, which is to offer lower average selling prices per unit for large volume purchase orders.

Non-hardware revenue, which can have a gross profit margin that is approximately 20 to 30 percentage points higher than hardware-related revenue, depending on the model and quantity of the hardware units sold, was 20% and 24% of revenue for the quarter and the first six months of 2012, respectively, compared to approximately 20% and 21% of total revenue for the second quarter and first six months of 2011, respectively.

As noted on previous conference calls, the majority of our inventory purchases are denominated in U.S. Dollars. Also, as previously noted, our sales are denominated in various currencies including the Euro and Australian Dollar. As the U.S. Dollar has strengthened, when compared to the Euro and Australian Dollar in the same periods in the prior year, revenue from sales made in Euros and Australian Dollars decreased, as measured in U.S. Dollars, without a corresponding change in cost of goods sold. As noted earlier, the impact from changes in currency rates are estimated to have decreased revenue by approximately $1.7 million and $1.9 million for the second quarter and first six months of 2012, respectively. Had the currency rates in 2012 been equal to the rates in 2011, the gross profit margin would have been approximately 1.3 percentage points higher for the quarter and 0.8 percentage points higher for the six months ended June 30, 2012.

On a consolidated basis, our operating expenses for the quarter and six months ended June 30, 2012 were $20.5 million and $40.1 million respectively, a decrease of $1.2 million or 6% from the second quarter of 2011 and an increase of less than $0.1 million for the six months ended June 30, 2012.

The decrease in consolidated operating expenses for the second quarter of 2012 compared to the second quarter of 2011 was primarily related to the benefit from the change in currency exchange rates partially offset by a 2% increase in average headcount and an increase in stock-based incentive plan costs.

Consolidated operating expenses for the first six months of 2012 compared to the same period in 2011 were essentially flat as the benefit from the change in currency exchange rates was offset by a 3% increase in average headcount and an increase in stock-based incentive plan costs.

We estimate that our operating expenses were $1.5 million and $1.8 million lower in the second quarter and first six months of 2012, respectively, than in the comparable periods of 2011 due to the changes in currency exchange rates.

Operating expenses for the second quarter and first six months of 2012 included $1.2 million and $2.2 million of expenses related to stock-based incentive plan costs, respectively, compared to $0.8 million and $1.3 million of stock-based incentive plan costs for the second quarter and first six months of 2011, respectively.

Operating income for the second quarter of 2012 was $9.0 million, an increase of $4.9 or 122% from the $4.1 million reported in the second quarter of 2011. For the first six months, operating income was $11.2 million in 2012, an increase of $3.0 million or 36% from the $8.2 million reported in 2011.

Operating income as a percent of revenue, or operating margin, was 19% for the second quarter and 14% first six months of 2012. In 2011, our operating margins were 10% for the quarter and 11% for the first six months.

We reported income tax expense of $2.0 million for the second quarter and $2.5 million for the first six months of 2012. The effective tax rate was 21% for the both second quarter and first six months of 2012.

For 2011, the Company reported income tax expense of $1.2 million for the second quarter and $2.1 million for the first six months. The effective tax rate reported in 2011 was 26% for the second quarter and 23% for the six month period ended June 30th.

The increase in the tax expense for the second quarter and first six months is attributable to higher pretax income partially offset by a lower effective tax rate. The effective rates for both 2012 and 2011 reflect our estimate of our full-year tax rate at the end of the second quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pre-tax income at the end of the second quarter of each year as well as the geographic distribution of where the income is earned. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

The makeup of our workforce as of June 30, 2012 was 367 people worldwide with 170 in sales, marketing and customer support, 142 in research and development and 55 in general and administrative. The average headcount for the second quarter of 2012 was 8 persons or 2% higher than the average headcount for the second quarter of 2011. The average headcount for the first six months of 2012 was 10 persons or 3% higher than the average headcount for the same period in 2011.

Our balance sheet continued to show strong cash and working capital balances throughout the second quarter of 2012. Our net cash balance was $85.1 million at June 30, 2012, a decrease of $8.3 million or 9%, from $93.4 million at March 31, 2012, and an increase of $0.6 million, or 1%, from $84.5 million at December 31, 2011. The decrease in cash from March 31, 2012 was attributable to the strengthening of the U.S. dollar to the Euro, and most all of the currencies in other countries in which we operate, and an increase in other key elements of working capital.

At June 30, 2012 we had working capital of $118.0 million, an increase of $5.3 million, or 5%, from $112.7 million at March 31, 2012 and an increase of $9.4 million or 9% from $108.6 million reported at December 31, 2011. The increase in working capital for the quarter and six months ended June 30, 2012 was primarily related to cash flow related to our earnings.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt: Closing Remarks

We are pleased with the results of Q2, and we are optimistic about the remainder of the year. Both our order intake and backlog are up over last year at this time. The fundamentals look good.

Now, guidance.

We are reaffirming the guidance that we gave during the last conference call.

•	Revenue for 2012 is expected to be $175 million or more, and

•	Operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, for full-year 2012 is projected to be in the range of 13% to 16%.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Q&A Session: